Exhibit 10.9
                                                             , 2006
[Name of Officer]
[Address]
Re:           Severance Letter Agreement — Asthmatx, Inc.
Dear                     :
     This letter sets forth our agreement with respect to the severance you will be entitled to receive under specified circumstances set forth below following any acquisition of Asthmatx, Inc. (the “Company”) that takes place after the closing of the company’s initial public offering registered with the SEC (“IPO”). This letter agreement will not be in effect until after the Company’s IPO, if any.
     In the event that your employment is terminated by the Company (which means and includes any successor entity for purposes of this letter agreement) without Cause (as defined below) in connection with, or at any time during the 12 months period following, an Acquisition (as defined below), or you resign for a Good Reason (as defined below) at any time during the 12 month period following an Acquisition, then you will be entitled to the following:
          (a) Promptly following such termination or resignation you will be paid a lump sum severance amount equal to [six months (the “Severance Period”) for all officers other than CEO / 12 months for CEO(the “Severance Period”)] base salary (less applicable withholding);
          (b) If you elect to continue your medical, dental and/or vision insurance under COBRA, the Company will reimburse you for the COBRA continuation expenses applicable to the Severance Period.
          (c) If you are permitted by the Company’s insurance carrier(s) to convert or continue your existing Company life insurance and/or disabilitiy insurance, the continuation expenses incurred by you with respect to such policies that are applicable to the Severance Period will be reimbursed by the Company up to a maximum equal to the amount the Company would have paid on your behalf for such insurance applicable to the Severance Period had you remained an employee of the Company. The Company will have no obligation if you are unable to convert or otherwise continue your existing life and/or disability insurance.
It will be a condition of your receiving any such severance payment or expense reimbursement that you sign a full release of claims against the Company and its agents, directors, shareholders, successors, assigns and affiliates in a form satisfactory to the Company.
     As used in this letter agreement:
          “Cause” means termination of your employment on the basis of any of the following: (i) your conviction for, or guilty plea to, a felony involving moral turpitude; (ii) a willful refusal by you to comply with the lawful and reasonable instructions of the Company, or to otherwise perform your duties as lawfully and reasonably determined by the Company, in each case that is not cured by you (if such refusal is of a type that is capable of being cured) within 15 days of written notice being given to you of such refusal; (iii) any willful act or acts of dishonesty undertaken by you and intended to result in your (or any other person’s) gain or personal enrichment at the expense of the Company or any of its customers, partners, affiliates, or employees; (iv) any willful act of gross misconduct by you which is injurious to the Company; or (v) your job performance being materially below the level of performance reasonably expected by the Company (as determined by the Company in good faith), if such poor performance is not cured by you within 30 days of written notice being given to you of such poor performance.
          “Good Reason” shall mean (i) a reduction in your then-current annual salary; (ii) the offices of the Company that you are required to report to being moved more than 30 miles; or (iii) a material and adverse change in the duties you are asked to perform (it being agreed that changes to your duties and reporting responsibilities that are inherent in the Company becoming a division or business unit of a much larger organization shall not be deemed to constitute such a material and adverse change).
          “Acquisition” means and includes each of the following transactions: (i) a consolidation, reorganization or merger of the Company with or into any other entity or entities in which the holders of the Company’s outstanding shares immediately before such consolidation, reorganization or merger do not, immediately after such consolidation, reorganization or merger, own stock or other ownership interests representing a majority of the voting power of the surviving entity or entities as a result of their shareholdings in the Company immediately before such consolidation, reorganization or merger; (ii) acquisition of a majority of the Company’s voting stock by one or more related persons or entities in one transaction or a series of related transactions; or (iii) a sale or all or substantially all of the Company’s assets.
     This letter agreement will form the complete and exclusive agreement between you and the Company with respect to the subject matter hereof. It supersedes any other agreements or promises with respect to such subject matter made to you by anyone, whether oral or written, and it can only be modified in a written agreement signed by you and by another officer of the Company. [Notwithstanding the foregoing, nothing herein limits your rights under your letter agreement with the Company dated February 10, 2004; provided, however, that in the event of a termination in which you have rights to severance under both agreements, only this letter agreement will apply.]
     Please sign this letter agreement in the space indicated and return it to the Company. Your signature will acknowledge that you have read and understood and agreed to the terms and conditions of this letter agreement.

Very truly yours,

Glen French
Chief Executive Officer
Asthmatx, Inc.
I have read and understood this offer letter and hereby acknowledge, accept and agree to the terms as set forth above.

[Name of Officer]